Exhibit 99.3

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

For Immediate Release

Varian Medical Systems Board of Directors Authorizes Repurchase of Additional 8 Million Shares of Stock through Calendar Year 2013

PALO ALTO, Calif., August 13, 2012 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the company to repurchase an additional 8 million shares of its common stock between September 29, 2012 and December 31, 2013. Stock repurchases may be made in the open market, in privately negotiated transactions including accelerated share repurchase programs, or in Rule 10b5-1 share repurchase plans, and also may be made from time to time or in one or more larger blocks. This authorization is in addition to the approximately 4.4 million shares remaining under a current 12 million share repurchase authorization that expires at the end of the company’s fiscal year on September 28, 2012.

Share repurchases will be conducted in compliance with applicable legal requirements, including the Securities and Exchange Commission's (SEC) Rule 10b-18, and the timing of the repurchases and the number of shares to be repurchased at any given time will depend on market conditions, SEC regulations, and other factors.  Shares will be retired upon repurchase. The repurchase authorization does not obligate the company to acquire any particular amount of common stock and may be modified, suspended or terminated at any time at the company's discretion.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes, digital detectors, and image processing workstations for X-ray imaging in medical, scientific, and industrial applications and also supplies high-energy X-ray devices for cargo screening and non-destructive testing applications. Varian Medical Systems employs approximately 6,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future financial results and any statements using the terms “may,” “will,” or similar statements, are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effects and impact of any share repurchases, including the number of shares repurchased and the aggregate cost to the company; the company’s ability to effect share repurchases in general on favorable terms, or at all; the company’s ability to generate sufficient cash flow or borrow funds to effect stock repurchases, and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.